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                                                                    Exhibit 99.1

                             ALASKA AIR GROUP, INC.
                         NONEMPLOYEE DIRECTOR STOCK PLAN

1.       Establishment, Purpose and Duration of the Plan

         (a) The purpose of the Plan is to provide ownership of the Company's Common Stock to nonemployee members of the Board of Directors in order to strengthen the commonality of interest between directors and stockholders and to improve the Company's ability to attract and retain highly qualified individuals to serve as directors of the Company.

         (b)      The Plan shall become effective as of July 29, 1997.

         (c) The Plan shall remain in effect, subject to the right of the Board to terminate the Plan at any time pursuant to Section 12, until all shares subject to the Plan have been purchased or acquired according to the Plan's provisions.

2.       Definitions

         When used herein, the following terms shall have the respective meanings set forth below:

                  (a) "Annual Retainer" means the annual retainer payable to all Nonemployee Directors (exclusive of any per-meeting fees, committee chair fees or expense reimbursements).

                   (b) "Annual Meeting of Stockholders" means the annual meeting of stockholders of the Company at which directors of the Company are elected.
                   (c) "Board" or "Board of Directors" means the Board of Directors of the Company.

                   (d) "Common Stock" means the Common Stock, par value $1.00 per share, of the Company.

                   (e) "Company" means Alaska Air Group, Inc., a Delaware corporation, or any successor corporation as provided in Section 13 herein.

                   (f) "Effective Date" of the Plan means July 29, 1997.

                   (g) "Employee" means any officer or employee of the Company or of any Subsidiary. Directors who are not otherwise employed by the Company or any Subsidiary shall not be considered employees for purposes of the Plan.

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                    (h) "Exchange Act" means the Securities Exchange Act of
1934, as amended, or any successor act thereto.

                    (i) "Market Price" means the average closing price of the Common Stock as reported daily in The Wall Street Journal or similar readily available public source for each of the 30 trading days immediately preceding the date a Stock Payment is made.

                    (j) "Nonemployee Director" or "Participant" means any person who is elected or appointed to the Board of Directors and who is not an Employee.

                    (k) "Plan" means the Company's Nonemployee Director Stock Plan as set forth herein, as it may be amended from time to time.

                    (l) "Plan Administrator" means the Board or a committee whose members meet the requirements of Section 4(a) hereof, appointed from time to time by the Board to administer the Plan.

                    (m) "Plan Year" means the period commencing on the Effective Date of the Plan and ending on the date immediately prior to the Company's Annual Meeting of Shareholders in 1998 (the "Initial Plan Year") and, thereafter, the period each year beginning on the date immediately following the Company's Annual Meeting of Shareholders for that year and ending immediately prior to the Company's Annual Meeting of Shareholders in the next succeeding calendar year.

                    (n) "Stock Payment" means the fixed portion of the Annual Retainer to be paid to Nonemployee Directors in shares of Common Stock rather than cash for services rendered as a director of the Company as provided in
Section 6 hereof including that portion of the Stock Payment resulting from the election specified in Section 7 herein.

                    (o) "Subsidiary" means any corporation that is a "subsidiary corporation" of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

3.       Shares of Common Stock Subject to the Plan

         The maximum aggregate number of shares of Common Stock that may be delivered under the Plan is 25,000 shares. The Common Stock to be delivered under the Plan may consist in whole or in part of authorized and unissued shares of Common Stock or treasury shares.



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4.       Administration of the Plan

         (a) The Plan will be administered by the Board or by a committee appointed by the Board consisting of one or more persons who are not eligible to participate in the Plan. Members of such committee need not be members of the Board. The Company shall pay all costs of administration of the Plan.

         (b) Subject to the express provisions of the Plan, the Plan Administrator has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Plan Administrator to carry out its functions under the Plan. Without limiting the generality of the foregoing, the Plan Administrator shall have full power and authority (i) to determine all questions of fact that may arise under the Plan, (ii) to interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan and (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limitation, any rules which the Plan Administrator determines are necessary or appropriate to ensure that the Company and the Plan will be able to comply with all applicable provisions of any federal, state or local law, including securities laws. All interpretations, determinations and actions by the Plan Administrator will be final, conclusive and binding upon all parties. Any action of the Plan Administrator with respect to the administration of the Plan shall be taken pursuant to a majority vote at a meeting of the Plan Administrator (at which members may participate by telephone) or by the unanimous written consent of its members.

5.       Participation in the Plan

         All Nonemployee Directors shall participate in the Plan, subject to the conditions and limitations of the Plan, so long as they remain eligible to participate in the Plan as set forth below.

6.       Stock Payments

         (a) Each director of the Company who is a Nonemployee Director at any time during a Plan Year shall receive a Stock Payment as a portion of the Annual Retainer payable to such director. The Stock Payment shall be made on the first business day following (i) the Company's Annual Meeting of Stockholders immediately preceding such Plan Year or (ii) such later date during the Plan Year that the director is elected or appointed to the Board or becomes a Nonemployee Director. The number of shares to be issued to each Participant as a Stock Payment shall be determined by dividing the Market Price into $5,000; provided, however, that no fractional shares shall be issued and in lieu thereof the number of shares in the Stock Payment shall be rounded up to the next whole number of shares. Notwithstanding



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the foregoing, (x) the Stock Payment for the Initial Plan Year shall be made on
August 20, 1997 and (y) the Stock Payment for a director who first becomes a Nonemployee Director on a date other than the first day of a Plan Year (or August 20, 1997 for the Initial Plan Year) shall be determined by multiplying the number of shares of a full Stock Payment for that Plan Year by the number of months or partial months between the director's first becoming a Nonemployee Director and the next Annual Meeting of Shareholders, dividing that number by 12, and rounding up to the next whole number of shares. Certificates evidencing the shares of Common Stock constituting Stock Payments shall be registered in the respective names of, or as directed by, the Participants and shall be issued to each Participant. The cash position of the Annual Retainer shall be paid to Nonemployee Directors at such times and in such manner as may be determined by the Board.

         (b) No Nonemployee Director shall be required to forfeit or otherwise return any shares of Common Stock issued to him or her as a Stock Payment pursuant to the Plan (including any shares of Common Stock received as a result of an election under Section 7) notwithstanding any change in status of such Nonemployee Director which renders him or her ineligible to continue as a Participant in the Plan.

7.       Election to Increase Amount of Stock Payment

         In lieu of receiving the cash portion of his or her Annual Retainer, a Participant may make a written election to reduce up to 100% of the cash portion of such Annual Retainer by a specified percentage or dollar amount and have such amount applied to purchase additional shares of Common Stock of the Company.

         The election shall be made on a form provided by the Plan Administrator and must be returned to the Plan Administrator on such date as the Plan Administrator shall establish, but in any case no later than the first day of the Plan Year to which the election relates. The election form shall state the amount by which the Participant desires to reduce the cash portion of his or her Annual Retainer, which shall be applied toward the purchase of Common Stock on the same date that the Stock Payment is made; provided, however, that no fractional shares may be purchased. Any funds withheld but not able to be applied to the purchase of whole shares shall be paid to the Participant in cash. No Participant shall be allowed to change or revoke any election for the relevant year, but may change his or her election for any subsequent Plan Year.

8.       Stockholder Rights

         Nonemployee Directors shall not be deemed for any purpose to be or have rights as shareholders of the Company with respect to any shares of Common Stock


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except as and when such shares are issued and then only from the date of the certificate therefor. No adjustment shall be made for dividends or distributions or other rights for which the record date precedes the date of such stock certificate.

9.       Continuation of Directors in Same Status

         Nothing in the Plan or in any instrument executed pursuant to the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that a Nonemployee Director will have any right to continue as a director or in any other capacity for any period of time or at a particular retainer or other rate of compensation.

10.      Compliance with Government Regulations

         Neither the Plan nor the Company shall be obligated to issue any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal or state securities or other laws, rules and regulations, by any regulatory agencies or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance of shares of Common Stock and delivery of certificates evidencing such shares pursuant to the Plan, the Board or the Plan Administrator may require a Participant to take any such action and to make any such covenants, agreements and representations as the Board or the Plan Administrator, as the case may be, in its discretion deems necessary or advisable to ensure compliance with such requirements. The Company shall in no event be obligated to register the shares of Common Stock deliverable under the Plan pursuant to the Securities Act of 1933, as amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale or other transfer of such shares to comply with any such law, regulation or requirement. Participants are responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933, as amended (unless an exemption therefrom is available), or with the provisions of Rule 144 promulgated thereunder, if available, or any successor provisions.

11.      Nontransferability of Rights

         No Participant shall have the right to assign the right to receive any Stock Payment or any other right of interest under the Plan, contingent or otherwise, or to


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cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such Stock Payment (prior to the issuance of stock certificates evidencing such Stock Payment) or any such right or interest.

12.      Amendment and Termination of Plan

         (a) The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time.

         (b) No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair or adversely affect any right or obligations under any Stock Payment previously granted under the Plan to such Participant, unless such amendment, suspension or termination is required by applicable law.

         (c) Notwithstanding the foregoing, any provision of the Plan that either states the amount and price of securities to be issued under the Plan and specifies the price and timing of such issuances, or sets forth a formula that determines the amount, Price and timing of such issuances, shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

13.      Successors

         All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

14.      Severability

         In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.      Governing Law

         To the extent not preempted by federal law, the Plan shall be construed in accordance with, and governed by, the laws of the state of Washington.


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